CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statements Form S-8 (File Nos. 2-0-27648, 333-100120, 333-10648, 333-106400) pertaining to the 1996 Stock Option Plan and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 and 1999 Stock Option Plan and Incentive Plan and 2003 Master Stock Option Plan of VocalTec Communications Ltd. of our report dated January 29, 2004, with respect to the consolidated financial statements and schedule of VocalTec Communications Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2003.







Tel-Aviv, Israel                        /s/  KOST FORER GABBAY & KASIERER
March 31, 2004                               A Member of Ernst & Young Global